                                                                      Exhibit 99
FOR IMMEDIATE RELEASE

FOR: BANKBOSTON CORPORATION                 FOR: BANCAMERICA ROBERTSON STEPHENS
---------------------------                 -----------------------------------
Karen Schwartzman     John Kahwaty          Cheryl Popp
Media Relations       Investor Relations    BancAmerica Robertson Stephens
(617) 434-7594        (617) 434-3650        (415) 693-3506


                   BANKBOSTON ANNOUNCES AGREEMENT TO PURCHASE
                       ROBERTSON STEPHENS FROM BANKAMERICA
               --A Compelling Combination for Corporate Clients--

         BOSTON, MA, May 29, 1998 -- BankBoston Corporation (NYSE: BKB) announced today it has reached an agreement to acquire the investment banking operations of Robertson Stephens from BankAmerica Corporation. Under the terms of the agreement, BankBoston will pay $400 million in cash to BankAmerica and will establish a retention pool of approximately $400 million, consisting of $300 million in cash to be paid over four years and $100 million of stock options granted at market price upon close of the transaction. The after-tax present value of the transaction is estimated to be approximately $550 million. The transaction is subject to approvals by regulators and is expected to close in the fourth quarter of 1998.

         "Robertson Stephens is a great fit for BankBoston," said BankBoston Chairman and CEO Chad Gifford. "The addition of Robertson Stephens' equity origination, distribution and research capabilities to our existing investment banking and capital markets business allows us to offer a full range of investment banking services to all of our corporate customers worldwide. We also share a common commitment toward managing

                                    - more -
for value, focusing our resources on those industries which show the highest potential for growth. Finally, our cultures are remarkably compatible and there is little, if any, overlap between the two organizations."

         Gifford said that he is particularly pleased that BankBoston's new colleagues at Robertson Stephens accepted $100 million of future value in the form of stock options, which aligns their interests with those of BankBoston's shareholders.

         "Of all the potential partners we met with, BankBoston most closely reflects our specialized industry focus and growth strategy," said Robertson Stephens President and Chief Executive Officer Mike McCaffery. "As part of BankBoston's organization, we will have the international infrastructure to serve corporate clients from the U.S. to Latin America and beyond as they expand their business across borders and BankBoston's expertise with high yield debt, loan syndications and traditional lending should prove to be particularly valuable to our client base. At the same time, our equity distribution and research expertise will be valuable to many of BankBoston's customers who have expressed interest in this capability."

         "As a combined organization, we will leverage what we know from decades of relationship banking in specialized industries such as technology, media and communications, healthcare, real estate, and consumer and retail -- to offer the full complement of financial products, advisory services, and industry expertise," said BankBoston Vice Chairman Paul Hogan. "BankBoston's customer base has demonstrated extensive use of capital markets products and has benefited from our existing strength in loan syndications, high yield debt underwriting, and leveraged financing. The missing

                                 - more -
piece has been equity underwriting. With Robertson Stephens as part of our organization, we are well poised to be the preferred provider of financial services to our combined target client base."

         Robertson Stephens' operations will continue to be headquartered in San Francisco, and President and Chief Executive Officer Mike McCaffery will continue to manage the day-to-day operations of the company, reporting to BankBoston Vice Chairman Paul Hogan. More than 140 of the top managers, principals, and managing directors of BancAmerica Robertson Stephens, including all department heads, have entered into employment agreements with BankBoston pending closing of the transaction. BankBoston is extremely pleased with the support it has received from the key professionals of BancAmerica Robertson Stephens.

         Sanford Robertson, the 67-year old founder and chairman of Robertson Stephens has decided not to be employed by the new organization. "We are grateful to Sandy for his efforts in building this very strong and recognized firm," said BankBoston President and COO Henrique Meirelles.

         "BancBoston Robertson Stephens is a great combination that complements both firms' strengths," said Robertson. "I wish my colleagues and BankBoston well in their new partnership, which undoubtedly will be successful."

         Robertson has a non-competition agreement with BancAmerica Robertson Stephens running through December, 2000.

                                    - more -

         Robertson Stephens will become part of BancBoston Securities Inc., BankBoston's Section 20 subsidiary. The subsidiary will be renamed BancBoston Robertson Stephens, Inc. BankBoston will retain most of Robertson Stephens' employees associated with the firm's investment banking operations.

         Since its founding in 1978, Robertson Stephens has completed IPOs raising $16.4 billion and follow-on and convertible offerings raising in excess of $30 billion. The firm has also assisted in 300 M&A transactions worth more than $35 billion. The first quarter of 1998 was the company's best ever with $97 million in revenues, primarily comprised of 27 underwritings and $27 million in M&A revenues.

         BankBoston (NYSE:BKB), with assets of $71.4 billion and some 23,000 employees, is the nation's oldest commercial bank and New England's only global bank. BankBoston is engaged in consumer, small business and corporate banking in New England; delivering sophisticated financial solutions to corporations and governments nationally and internationally; and full-service banking in leading Latin American markets. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

                                       ###